Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
MEREDITH CORPORATION

To the Secretary of State of the State of Iowa

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act, Meredith Corporation (the “Corporation”) adopts the following Articles of Amendment to its Restated Articles of Incorporation:

I.    The name of the corporation is Meredith Corporation.

II.    These Articles of Amendment amend the Corporation’s Restated Articles of Incorporation as follows:

The Statement of Designation of Series A Preferred Stock, previously adopted by Articles of
Amendment to the Corporation’s Restated Articles of Incorporation on January 30, 2018, is hereby deleted in its entirety.

III.    Shareholder approval of the above amendment and these Articles of Amendment was not required pursuant to Section 490.1005(7) of the Iowa Business Corporation Act.

IN WITNESS WHEREOF, the Company has caused this Articles of Amendment to be signed by a duly authorized officer this 12th day of November, 2020.

MEREDITH CORPORATION

By:	/s/ John S. Zieser
John S. Zieser
Chief Development Officer and
General Counsel